Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 (Nos. 033-54158 and 333-115713) of our report of independent registered public accounting firm on the statements of net assets available for benefits as of December 31, 2004 and 2003, and the related statements of changes in net assets available for benefits for the years then ended included in Quaker Chemical Corporation Retirement Savings Plan’s Annual Report on Form 11-K for the year ended December 31, 2004.

/s/ ASHER & COMPANY, Ltd.

Philadelphia, Pennsylvania

June 29, 2005